The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 30, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•]

Phoenix AutoCallable Notes due June 1, 2021

Linked to the Least Performing Reference Asset of the

the Russell 2000® Index, the S&P 500® Index and the iShares® MSCI Emerging Markets ETF

Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 31, 2017
Issue Date:	June 2, 2017
Final Valuation Date:*	May 26, 2021
Maturity Date:*	June 1, 2021
Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”), the S&P 500® Index (the “S&P 500 Index”) and the iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Coupon Barrier Level	Barrier Level
	Russell 2000 Index	RTY <Index>	1,382.24	967.57	829.34
	S&P 500 Index	SPX <Index>	2,415.82	1,691.07	1,449.49
	Emerging Markets ETF	EEM UP <Equity>	$41.74	$29.22	$25.04

The Russell 2000 Index and the S&P 500 Index are each referred to as an “Index” and collectively as the “Indices”. Each of the Indices and the Emerging Markets ETF are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Payment at Maturity:

If the Notes are not automatically called prior to maturity, and if you hold your Notes to maturity, you will receive on the Maturity Date (in each case, in addition to any Contingent Coupon that may be payable on such date) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Level of the Least Performing Reference Asset is equal to or greater than its Barrier Level, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

If the Notes are not automatically called, and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.80%	99.20%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $992.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $981.10 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 0.80% of the principal amount of the Notes, or up to $8.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$7.33333 per $1,000 principal amount Note, which is 0.733333% of the principal amount per Note (8.80% per annum)

If the Closing Level of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of any Reference Asset on any Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date

Automatic Call:

If, on any Call Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date

Observation Dates:*	The 26th of each month during the term of the Notes, beginning in June 2017 and ending on and including the Final Valuation Date
Call Valuation Dates:*	The Observation Dates scheduled to occur in each February, May, August and November during the term of the Notes, beginning in May 2018 and ending in and including February 2021
Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Call Settlement Date:	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Level:**	With respect to a Reference Asset, the Closing Level on May 26, 2017, as noted in the table above
Coupon Barrier Level:	With respect to a Reference Asset, 70.00% of its Initial Level (rounded to two decimal places), as noted in the table above
Barrier Level:	With respect to a Reference Asset, 60.00% of its Initial Level (rounded to two decimal places), as noted in the table above
Final Level:	With respect to a Reference Asset, the Closing Level of such Reference Asset on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Level:

With respect to a Reference Asset, on any date, the official closing price or level, as applicable, of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VXN7 / US06741VXN71

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

**            For the avoidance of doubt, the Initial Level for each Reference Asset is equal to the Closing Level of such Reference Asset on May 26, 2017. The Initial Levels are not based on the price or level of any Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this preliminary pricing supplement, refers to the date on which the Notes will be initially priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the level of any Reference Asset will fall below its Coupon Barrier Level on any Observation Date or its Barrier Level on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Level of only one Reference Asset is less than its Coupon Barrier Level on an Observation Date and (b) you will lose some or all of your principal if the Closing Level of only one Reference Asset is less than its Barrier Level on the Final Valuation Date

•                  You understand and accept the risk that, if your Notes are not automatically called prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You anticipate that the level of at least one Reference Asset will decline during the term of the Notes such that the level of at least one Reference Asset is less than its Coupon Barrier Level on one or more Observation Dates and/or less than its Barrier Level on the Final Valuation Date

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The scheduled Observation Dates (including the Call Valuation Dates and the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Coupon Barrier Level for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Level set forth above)

▪                  Contingent Coupon: $7.33333 per $1,000 principal amount Note

* The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 70.00 for each Reference Asset have been chosen for illustrative purposes only. The Initial Level and Coupon Barrier Level for each Reference Asset are as set forth on the cover of this preliminary pricing supplement.

Example 1: The Closing Level of each Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	95.00
S&P 500 Index	105.00
Emerging Markets ETF	$85.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $7.33333, or 0.733333% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of at least one Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of at least one other Reference Asset is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	140.00
S&P 500 Index	60.00
Emerging Markets ETF	$90.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference Asset is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	55.00
S&P 500 Index	62.00
Emerging Markets ETF	50.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of any Reference Asset is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Level of at least one Reference Asset is below its Initial Level on the relevant Observation Date, the Notes will not be called if such date is a Call Valuation Date. Your Notes will be automatically called only if the Closing Level of each Reference Asset on a Call Valuation Date is equal to or greater than its respective Initial Level.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an automatic call under various circumstances.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the first Call Valuation Date.

Observation Date	Is Closing Price of Any Reference Asset Less Than Coupon Barrier Price?	Is Closing Price of Any Reference Asset Less Than Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	Yes		$0.00
2	No		$7.33333
3	Yes		$0.00
4	Yes		$0.00
5	No		$7.33333
6	Yes		$0.00
7	Yes		$0.00
8	Yes		$0.00
9	Yes		$0.00
10	No		$7.33333
11	Yes		$0.00
12 (First Call Valuation Date)	No	No	$1,007.33333

Because the Closing Price of each Reference Asset on the first Call Valuation Date is equal to or greater than its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.93333%.

Example 2: The Notes are automatically called on the third Call Valuation Date.

Observation Date	Is Closing Price of Any Reference Asset Less Than Coupon Barrier Price?	Is Closing Price of Any Reference Asset Less Than Initial Price?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No		$7.33333
2	Yes		$0.00
3	No		$7.33333
4	Yes		$0.00
5	No		$7.33333
6	Yes		$0.00
7	No		$7.33333
8	Yes		$0.00
9	No		$7.33333
10	Yes		$0.00
11	No		$7.33333
12 (First Call Valuation Date)	No	Yes	$7.33333
13	Yes		$0.00
14	Yes		$0.00
15 (Second Call Valuation Date)	No	Yes	$7.33333
16	Yes		$0.00
17	Yes		$0.00
18 (Third Call Valuation Date)	No	No	$1,007.33333

Because the Closing Price of each Reference Asset on the third Call Valuation Date is equal to or greater than its Initial Price, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 6.60%.

PPS-5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity under various circumstances.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Coupon Barrier Level for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Level set forth above)

▪                  Barrier Level for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Level set forth above)

▪                  You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

* The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 70.00 and the hypothetical Barrier Level of 60.00 for each Reference Asset have been chosen for illustrative purposes only. The Initial Level, Coupon Barrier Level and Barrier Level for each Reference Asset are as set forth on the cover of this preliminary pricing supplement.

Final Level			Reference Asset Return
Russell 2000 Index	S&P 500 Index	Emerging Markets ETF	Russell 2000 Index	S&P 500 Index	Emerging Markets ETF	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**
150.00	170.00	160.00	50.00%	70.00%	60.00%	50.00%	$1,000.00
150.00	140.00	160.00	50.00%	40.00%	60.00%	40.00%	$1,000.00
170.00	150.00	130.00	70.00%	50.00%	30.00%	30.00%	$1,000.00
160.00	120.00	130.00	60.00%	20.00%	30.00%	20.00%	$1,000.00
110.00	115.00	140.00	10.00%	15.00%	40.00%	10.00%	$1,000.00
115.00	130.00	100.00	15.00%	30.00%	0.00%	0.00%	$1,000.00
95.00	90.00	105.00	-5.00%	-10.00%	5.00%	-10.00%	$1,000.00
103.00	115.00	80.00	3.00%	15.00%	-20.00%	-20.00%	$1,000.00
70.00	105.00	90.00	-30.00%	5.00%	-10.00%	-30.00%	$1,000.00
110.00	60.00	65.00	10.00%	-40.00%	-35.00%	-40.00%	$1,000.00
50.00	90.00	110.00	-50.00%	-10.00%	10.00%	-50.00%	$500.00
95.00	140.00	40.00	-5.00%	40.00%	-60.00%	-60.00%	$400.00
50.00	30.00	85.00	-50.00%	-70.00%	-15.00%	-70.00%	$300.00
110.00	85.00	20.00	10.00%	-15.00%	-80.00%	-80.00%	$200.00
40.00	10.00	95.00	-60.00%	-90.00%	-5.00%	-90.00%	$100.00
105.00	0.00	50.00	5.00%	-100.00%	-50.00%	-100.00%	$0.00

**   Per $1,000 principal amount Note, and excluding the final Contingent Coupon (if one is payable on the Maturity Date)

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the Russell 2000 Index is 110.00, the Final Level of the S&P 500 Index is 115.00 and the Final Level of the Emerging Markets ETF is 140.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is greater than its Initial Level (and, accordingly, not less than its Barrier Level), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Level of Russell 2000 Index is 103.00, the Final Level of the S&P 500 Index is 115.00 and the Final Level of the Emerging Markets ETF is 80.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Level of the Russell 2000 Index is 110.00, the Final Level of the S&P 500 Index is 60.00 and the Final Level of the Emerging Markets ETF is 65.00.

Because the S&P 500 Index has the lowest Reference Asset Return, the S&P 500 Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. Because, however, the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

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Example 4: The Final Level of the Russell 2000 Index is 95.00, the Final Level of the S&P 500 Index is 140.00 and the Final Level of the Emerging Markets ETF is 40.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Example 5: The Final Level of the Russell 2000 Index is 50.00, the Final Level of the S&P 500 Index is 30.00 and the Final Level of the Emerging Markets ETF is 85.00.

Because the S&P 500 Index has the lowest Reference Asset Return, the S&P 500 Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Examples 4 and 5 demonstrate that if the Notes are not automatically called, and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not automatically called prior to maturity, you may lose up to 100% of in the principal amount of your Notes.

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SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Level of the Least Performing Reference Asset is less than its Barrier Level.  If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes.  You will not participate in any appreciation in the price or level of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

Based on the Contingent Coupon and the stated term of the Notes, the maximum amount of Contingent Coupons that you may receive is $352.00 per $1,000 principal amount Note (or 35.20% of the principal amount of your Notes). You will receive this maximum amount of Contingent Coupons only if (a) the Closing Level of each Reference Asset on each Observation Date equals or exceeds its Coupon Barrier Level and (b) an Automatic Call never occurs. The actual amount of Contingent Coupons that you receive may be substantially less than this amount, and may be as low as zero (as described immediately below).

•                You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of any Reference Asset on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. Because each Reference Asset must close at or above its Coupon Barrier Level on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Reference Assets. If the Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Level of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Level and (b) the Final Level of that Reference Asset will be less than its Barrier Level.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on any Call Valuation Date is equal to or greater than its respective Initial Level. Accordingly, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity.  You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “Automatic Call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Level of any Reference Asset at any Time Other than the Closing Level of the Least Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date.  Accordingly, if the price or level of the Least Performing Reference Asset drops precipitously on the Final

PPS-8

Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the price or level of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Level of the Least Performing Reference Asset is less than the Barrier Level applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Level of any Reference Asset at Any Time Other than the Closing Levels of the Reference Assets on the Applicable Call Valuation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Levels of the Reference Assets on each Call Valuation Date.  Accordingly, if the price or level of any Reference Asset drops on any Call Valuation Date such that the Closing Level of such Reference Asset falls below the applicable Initial Level, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securitiesunderlying the Reference Assets would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The price or level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Emerging Markets ETF and the Value of the Notes:

o                 Management risk.  This is the risk that the investment strategy for the Emerging Markets ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the Emerging Markets ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Emerging Markets ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives risk.  The Emerging Markets ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Emerging Markets ETF’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Emerging Markets ETF invested only in conventional securities.

PPS-9

o                 Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Emerging Markets ETF may not replicate the performance of, and may underperform its underlying index. The Emerging Markets ETF will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Emerging Markets ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Emerging Markets ETF and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the Emerging Markets ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Emerging Markets ETF and the liquidity of the Emerging Markets ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Emerging Markets ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Emerging Markets ETF. As a result, under these circumstances, the market value of the Emerging Markets ETF may vary substantially from the net asset value per share of the Emerging Markets ETF. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The equity securities that are held by the Emerging Markets ETF are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes. The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies

•                  The Notes are Subject to Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  The Notes are Subject to Currency Exchange Rate Risk— The equity securities that are held by the Emerging Markets ETF are traded and quoted in foreign currencies on non-U.S. markets. The price of the Emerging Markets ETF is related to the U.S. dollar value of the non-U.S. equity securities held in its portfolio. Therefore, you will be exposed to currency exchange rate risk with respect to the currencies in which the securities held by the Emerging Markets ETF are denominated. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. If the currencies of the securities held in the Emerging Market ETF’s portfolio weaken against the dollar, the value of the Emerging Markets ETF’s portfolio will be adversely affected, which will have an adverse effect on the value of the Emerging Markets ETF and the value of your Notes.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on

PPS-10

an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                 Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current

PPS-11

projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                 the level of each Index and the market prices of the Emerging Markets ETF, the components of its underlying index and the components of each Index;

o                 the expected volatility of the Emerging Markets ETF, the components of its underlying index, each Index and the components of each Index;

o                 the time to maturity of the Notes;

o                 the dividend rate on the Emerging Markets ETF, the components of its underlying index and the components of each Index;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION REGARDING THE REFERENCE ASSETS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The Russell Indices” beginning on page IS-38 of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below. The graph below graph sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2012 through May 26, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 30, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
May 26, 2017*	1,419.43	1,345.24	1,382.24

*For the period beginning on April 1, 2017 and ending May 26, 2017

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

The S&P 500® Index

The S&P 500 Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For more information about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The S&P U.S. Indices” beginning on page IS-48 of the accompanying index supplement.

Historical Performance of the S&P 500 Index

The table below shows the high, low and final Closing Levels of the S&P 500 Index for each of the periods noted below. The graph below sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2012 through May 26, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 31, 2015	2,109.79	1,923.82	2,043.94
March 31, 2016	2,063.95	1,829.08	2,059.74
June 30, 2016	2,119.12	2,000.54	2,098.86
September 30, 2016	2,190.15	2,088.55	2,168.27
December 31, 2016	2,271.72	2,085.18	2,238.83
March 31, 2017	2,395.96	2,257.83	2,362.72
May 26, 2017*	2,415.82	2,328.95	2,415.82

* For the period beginning on April 1, 2017 and ending on May 26, 2017

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-14

The iShares® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 31, 2016 and other publicly available information.

We have not independently verified the information in the Emerging Markets ETF’s prospectus or any other publicly available information regarding the Emerging Markets ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Emerging Markets ETF is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Emerging Markets ETF.

The Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Emerging Markets ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the Emerging Markets ETF, please see the Emerging Markets ETF’s prospectus.  In addition, information about iShares® and the Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the Emerging Markets ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  For more information about the MSCI Emerging Markets Index, please see “—The MSCI Emerging Markets Index” below.

As of May 26, 2017, the Emerging Markets ETF’s top five holdings by country were China (26.88%), South Korea (15.54%), Taiwan (12.15%), India (8.54%) and Brazil (6.88%).  As of May 26, 2017, the Emerging Markets ETF’s five largest sectors by holdings were Information Technology (24.65%), Financials (23.32%), Consumer Discretionary (10.88%), Energy (7.09%) and Consumer Staples (6.91%).

The Emerging Markets ETF uses a representative sampling strategy to try to track the MSCI Emerging Markets Index.  The Emerging Markets ETF generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index.  In addition, the Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the Emerging Markets ETF track the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index.  Representative sampling means that the Emerging Markets ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The Emerging Markets ETF may or may not hold all of the securities in the MSCI Emerging Markets Index.

Correlation and Tracking Error

The MSCI Emerging Markets Index is a theoretical financial calculation, while the Emerging Markets ETF is an actual investment portfolio. The performance of the Emerging Markets ETF and the MSCI Emerging Markets Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. . A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

PPS-15

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Indices—The MSCI Indices” beginning on page IS-22 of the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Emerging Markets ETF

The table below shows the high, low and final Closing Price of the Emerging Markets ETF for each period noted below.  The graph below sets forth the historical performance of the Emerging Markets ETF based on the daily Closing Prices from January 1, 2012 through May 26, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 31, 2015	36.29	31.55	32.19
March 31, 2016	34.28	28.25	34.25
June 30, 2016	35.26	31.87	34.36
September 30, 2016	38.20	33.77	37.45
December 31, 2016	38.10	34.08	35.01
March 31, 2017	39.99	35.43	39.39
May 26, 2017*	41.74	38.81	41.74

*For the period beginning on April 1, 2017 and ending on May 26, 2017

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-16

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to

PPS-17

the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Section 871(m) Withholding.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

In addition, even if the Notes were a delta-one contract, they would generally not be subject to Section 871(m) because they should generally be treated as referencing “qualified indices.”  However, the Notes may not be treated as referencing qualified indices with respect to a holder if the holder holds certain related short positions in the components of the Reference Assets.  In addition, certain combination rules could apply to treat the Notes as a delta-one contract with respect to a particular holder.  Holders are urged to consult their tax advisors regarding the application of Section 871(m) to their Notes, including the possibility that the Section 871(m) anti-abuse rule could apply to their Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-18